Exhibit 99.1

Evolution Petroleum Announces Strategic Midland Basin Mineral & Royalty Acquisition

HOUSTON, TX — August 18, 2026 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") has entered into a definitive agreement to acquire mineral and royalty ("M&R") interests in the core Midland Basin of the Permian Basin from a non-affiliated private seller for a total purchase price of approximately $16 million (the "Acquisition"), subject to customary adjustments and closing conditions. The Acquisition is expected to close on or about August 21, 2026, and has an effective date of August 1, 2026 (the "Effective Date").

As of the Effective Date, the Acquisition interests span approximately 3,420 net royalty acres across Reagan, Upton, Glasscock, Midland, and Martin Counties, Texas. Evolution expects to fund the Acquisition with net proceeds from a concurrent public offering of its common stock, cash on hand, and borrowings under its revolving credit facility.

Acquisition Highlights:

•	Expected to enhance margins and strengthen dividend coverage by adding an expected high-margin, long-life M&R interests that require no lifting expense, drilling capital, or overhead, which the Company believes would support durable free cash flow generation and reinforce the Company's strategic focus.

•	Expected to be immediately accretive to cash flow per share. The interests to be acquired are expected to generate approximately $3.9 million of next-twelve-month ("NTM") cash flow, implying an acquisition multiple of approximately 4.1x and a NTM cash flow yield of approximately 24.6%[1].

•	Expected to meaningfully diversify Evolution's earnings mix, with M&R interests expected to contribute approximately 20% of the Company's pro forma fiscal year 2027 asset cash flow mix, compared to less than 10% in fiscal year 2026[2], strengthening the Company's long-term cash flow profile.

•	Adds core Permian position and largest liquids-weighted royalty addition to date, with approximately 3,420 net royalty acres in the core Midland Basin, which is expected to bring Evolution's pro forma M&R purchases to approximately 9,320 net royalty acres and expand Evolution's value-creating royalty platform.

•	Compelling entry price. The approximate $16 million purchase price equates to an implied price of $4,678 per net royalty acre, representing a significant discount to recently disclosed comparable Permian M&R transactions and reinforcing the deal's value proposition.

•	Substantial existing royalty base and long-dated inventory. The interests to be acquired are estimated to include royalties on 832 producing wells, 7 completed wells, 34 drilled but uncompleted wells ("DUCs"), 27 permitted wells, and approximately 1,257 upside locations, totaling 2,157 gross wells and locations, or 5.24 net wells.

•	Estimated current monthly production is approximately 210 BOE/d, consisting of 65% liquids, including 38% oil and 27% NGLs, and 35% natural gas on a 6:1 basis.

•	Broad-based exposure to top-tier operators. Operators across the footprint include ExxonMobil, Diamondback Energy, ConocoPhillips, APA Corporation, Crescent Energy, Double Eagle, and SM Energy.

Kelly Loyd, President and Chief Executive Officer, commented: "Building on the momentum from our prior acquisitions, this purchase of core Permian/Midland Basin interests, combined with our legacy non-op and mineral and royalty assets, sets us up very well for success, both now and in the future. This off-market, relationship-driven opportunity required significant work to assemble and diligence, creating an opportunity for Evolution to acquire a best-in-class royalty position at a very compelling valuation. We believe this transaction demonstrates the value of disciplined sourcing and our ability to pursue differentiated, value-accretive opportunities that are not typically available through a traditional marketed process.

(1) NTM cash flow of $3.9 million is based on management's estimate of future completion activity, and is calculated as asset-level revenues less lease operating expenses, excluding any corporate G&A; assumes flat pricing of $75/bbl of crude oil and $3.50/Mcf of natural gas.

(2) Pro forma cash flow mix is annualized fiscal YTD 2026 asset-level cash flows (excluding any corporate G&A) for legacy assets (as of FQ3'26; nine-months ended 3/31/26), plus Evolution's estimated NTM cash flows from the Acquisition; it is not a forecast of future results.

"We're also excited by the level of development activity across the acreage. Operators averaged approximately 241 completed wells per year between 2021 and 2025, while our base-case underwriting assumes only 125 wells per year going forward1, providing a conservative foundation with meaningful upside if activity continues near recent levels. More broadly, we believe that the acquisition advances our strategy of building mineral and royalty interests as a second engine for Evolution, potentially representing approximately 20% of Evolution's cash flow mix next fiscal year while enhancing margins and dividend support without the burden of drilling capital or lifting expenses."

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations, estimates, projections, management's beliefs and assumptions, and include any statement that is not a current or historical fact. Such statements include those relating to the Acquisition, including the anticipated benefits, timing, and consummation thereof; drilling locations and potential drilling activities; potential acquisitions; potential, probable and possible reserves; estimated production levels; expected future operating or financial results; cash flow and anticipated liquidity; business and capital allocation strategy; future dividend policies, and other plans, objectives, expectations and intentions. These forward-looking statements may generally, but not always, be identified by words such as "may", "expected", "estimated", "projected", "potential", "anticipated", "forecasted" or other words indicating future events or outcomes. Although the Company believes the expectations and forecasts reflected in the forward-looking statements are reasonable, it can give no assurance they will prove to be correct. These statements are based on current plans and assumptions and are subject to a number of risks and uncertainties including those outlined in the Company's Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q and other filings with the SEC. Therefore, actual results may differ materially from the expectations, estimates or assumptions expressed in or implied by any such forward-looking statement. The Company cautions readers not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this release, except as may be required by law.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

2